MLMT 2007-C1 - New Issue $4.08bn Fixed Rate CMBS

MLMT Commercial Mortgage Trust 2007-C1
Commercial Mortgage Pass-Through Certificates, Series 2007-C1

Bookrunner/Lead Manager: Merrill Lynch
Co-Managers:             Goldman Sachs, Morgan Stanley
Rating Agencies:         Fitch, S&P

Structure:
 CL    SIZE ($MM)     F/S     SubLvL     WAL  PRIN WIN
 A-1      57.141    AAA/AAA   30.000%   2.94     1- 57
 A-2    [498.929]*  AAA/AAA   30.000%   4.84    57- 59
 A-3    [452.217]*  AAA/AAA   30.000%   7.03    82-111
 A-SB     91.341    AAA/AAA   30.000%   7.47    59-116 ***
 A-4    [457.880]*  AAA/AAA   30.000%   9.81   116-118 ***
 A1A   1,296.730    AAA/AAA     *** NOT OFFERED ***
 AM     [407.749]*  AAA/AAA   20.000%   9.90   118-119
 AJ     [336.392]*  AAA/AAA   11.750%   9.93   119-119
 B        86.647    AA/AA      9.625%   9.93   119-119
 C        40.775    AA-/AA-    8.625%   9.93   119-119
 D        45.871    A/A        7.500%   9.95   119-120

*the sizes A-2, A-3, A-4, AM and AJ will be determined by market demand up to the amount provided above.
**Final pricing may be in 1/2bp increments.
***Pls note bond size, wal and window changes

Collateral:     271 Loans, 548 Properties
 -Loan Sellers: MLML 43.9%, GECC 21.9%, LaSalle 18.1%, WFB 16.1%
 -Prop Types:   Multifamily 30.6%, RT 29.6%, OFF 19.7%, Hotel 7.0%,
                SS 4.2%, MHC 3.9%, Mixed 2.9%, IND 2.0%
 -Geo Dist:     GA 15.8%, FL 14.5%, CA 10.5% (South 8.4%, North 2.1%),
                TX 6.6%, OH 5.9%, Other 46.7%.
 -DSCR/LTV      1.32x/73.9%
 -Inv Grade:    0.4%
 -Top 10 Loans: 47.6% of the pool, DSCR: 1.28x, LTV: 75.4%

RoadShow Calendar
 Conf Calls/NY Mtgs:   07/16 - 07/19
 Group Call:       Tue 07/17 12:30PM EST 866-800-8648/617-614-2702
Cd:85491690
 Minn Lunch:       Tue 07/17 11:30AM CST Grand Hotel
 Boston Group:     Wed 07/18  9:30AM EST One Financial Center
 Hartford Lunch:   Wed 07/18  2:30PM EST Max's Downtown

The depositor has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-142235) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at
www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 866-500-5408.

Information in this material regarding any assets backing any securities discussed herein supersedes all prior information regarding such assets.

This material is for your information and none of Merrill Lynch, Pierce, Fenner
& Smith Incorporated, Morgan Stanley & Co. Incorporated and Goldman, Sachs & Co.
(the "Underwriters") is soliciting any action based upon it. The Underwriters and their affiliates, officers, directors, partners and employees, including persons involved in the preparation of issuance of this material may, from time to time, have long or short positions in, and buy and sell, the securities mentioned herein or derivatives thereof (including options).

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